Exhibit 10.4

SUBJECT TO CONTRACT

Dated 10th February 2020

DONCASTERS LIMITED

MIKE QUINN

SERVICE AGREEMENT

London

99 Bishopsgate
London EC2M 3XF
(44) 020 7710 1000 (Tel)
(44) 020 7374 4460 (Fax)
www.lw.com

SERVICE AGREEMENT

THIS AGREEMENT is made on 10th February 2020

BETWEEN

(1)	Doncasters Limited, a company registered in England with registered number 00321992 and having its registered office at Repton House, Bretby Business Park, Ashby Road, Burton Upon Trent, Staffordshire, England, DE 15 0YZ (the “Company”); and

(2)	Mike Quinn, residing at [***] (the Executive)

BACKGROUND

The Company wishes to employ the Executive as Advisor for an initial period, and then Chief Executive Officer on the terms and conditions of this Agreement and the Executive wishes to accept such employment.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Basic Salary”	means the salary, as specified in Clause 6.1(a) or, as appropriate, the reviewed annual salary from time to time;

“Board”	means the Board of directors of the Company from time to time or any duly authorised committee thereof, or where the relevant powers have been reserved to the Company’s members, its members from time to time;

“Confidential Information”	means all information which is identified or treated by the Company or any Group Company or any of the Group’s clients or customers as confidential or which by reason of its character or the circumstances or manner of its disclosure is evidently confidential including (without prejudice to the foregoing generality) any information about the personal affairs of any of the directors (or their families) of the Company or any Group Company, business plans, proposals relating to the acquisition or disposal of a company or business or proposed expansion or contraction of activities, maturing new business opportunities, research and development projects, designs, secret processes, trade secrets, product or services development and formulae, know-how, inventions, sales statistics and forecasts, marketing strategies and plans, costs, profit and loss and other financial information (save to the extent published in audited accounts), prices and discount structures and the names, addresses and contact and other details of: (a) employees and their terms of employment; (b) customers and potential customers, their requirements and their terms of business with the Company or Group; and (c) suppliers and potential suppliers and their terms of business (all whether or not recorded in writing or in electronic or other format);

SERVICE AGREEMENT

“Commencement Date”	means 17th February 2020;

“Completion”	means the time at which all the conditions as set out in Schedule 2 (Conditions Precedent) to the Restructuring Agreement have been fulfilled or waived in accordance with their terms and the Financial Restructuring is implemented in accordance with the Restructuring Agreement;

“Corruption”	includes bribery, extortion, fraud, deception, collusion, and money laundering, and each of these terms shall have the meaning ascribed to them by applicable law including but not limited to the Bribery Act 2010, the Fraud Act 2006, and the Proceeds of Crime Act 2002, or any similar legislation in any other jurisdiction;

“Employment”	means the employment of the Executive under this Agreement or, as the context requires, the duration of that employment;

“Financial Restructuring”	means the proposed restructuring of the existing indebtedness and equity of the Group;

“Group”	means together or separately the Company, any holding company or undertaking of the Company and any subsidiaries and subsidiary undertakings of the Company or such holding company or undertaking from time to time (and the words “subsidiary” and “holding company” shall have the meanings given to them in section 1159 in the Companies Act 2006;

“Group Company”	means any company within the Group;

“Health Care Scheme”	means the medical expenses insurance, permanent health insurance (“PHI”), death in service, or other healthcare or disability scheme(s) or arrangement(s) as may be provided or introduced from time to time by the Company (at the Company’s discretion) for the benefit of similarly situated executives in the Company or Group;

“Intellectual Property Rights”	means any and all existing and future intellectual or industrial property rights in and to any Works (whether registered or unregistered), including all existing and future patents, copyrights, design rights, database rights, trade marks, semiconductor topography rights, plant varieties rights, internet rights/domain names, know-how and any and all applications for any of the foregoing and any and all rights to apply for any of the foregoing in and to any Works;

“Management Incentive Plan”	means the management incentive plan which may be offered to the Executive from time to time;

“Minority Holder”	means a person who either solely or jointly holds (directly or through nominees) any shares or loan capital in any company, whether or not it is listed or dealt in on a recognised stock exchange, provided that such holding does not, when aggregated with any shares or loan capital held by the Executive’s partner and/or his or his partner’s children under the age of 18, exceed 3% of the shares or loan capital of the class concerned for the time being issued;

“Restructuring Agreement”	means the restructuring deed which will implement the Financial Restructuring, in the form appended to the explanatory statement provided to certain creditors of the Group pursuant to section 897 of the Companies Act 2006, in the context of the scheme of arrangement used, in part, to implement the Financial Restructuring;

“Share Incentive”	means any option or other right that the Executive may have to purchase, hold or otherwise acquire a share or right in respect of or relating to shares in the Company and/or a Group Company;

“Termination Date”	means the date of termination of the Employment;

“Two Year Anniversary”	means the date which is the second anniversary of the Commencement Date;

“Works”	means any documents, materials, models, designs, drawings, processes, inventions, formulae, computer coding, methodologies, know-how, Confidential Information or other work, performed made, created, devised, developed or discovered by the Executive during the Employment (and whether or not made or discovered in the course of the Employment) either alone or with any other person in connection with or in any way affecting or relating to the business of the Company or any Group Company or capable of being used or adapted for use therein or in connection therewith;

1.2	Interpretation and Construction

Save to the extent that the context or the express provisions of this Agreement require otherwise, in this Agreement:

(a)	words importing the singular shall include the plural and vice versa;

(b)	words importing any gender shall include all other genders;

(c)	words importing the whole shall be treated as including reference to any part of the whole;

(d)	any reference to a Clause, the Schedule or part of the Schedule is to the relevant Clause, Schedule or part of the Schedule of or to this Agreement unless otherwise specified;

(e)	reference to this Agreement or to any other document is a reference to this Agreement or to that other document as modified, amended, varied, supplemented, assigned, novated or replaced from time to time;

(f)	reference to a provision of law is a reference to that provision as extended, applied, amended, consolidated or re-enacted or as the application thereof is modified from time to time and shall be construed as including reference to any order, instrument, regulation or other subordinate legislation from time to time made under it;

(g)	references to a “person’’ includes any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation, or any association, partnership or unincorporated body (whether or not having separate legal personality) or two or more of the foregoing;

(h)	general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and “including”, “include” and “in particular” shall be construed without limitation; and

(i)	the meaning of any words coming after “other” or “otherwise” shall not be constrained by the meaning of any words coming before “other” or “otherwise where a wider construction is possible.

1.3	Headings

The table of contents and the headings in this Agreement are included for convenience only and shall be ignored in construing this Agreement.

2.	THE EMPLOYMENT

2.1	Appointment

Subject to the provisions of this Agreement, the Company employs the Executive and the Executive accepts employment as Advisor to the Company with effect from the Commencement Date until Completion. With effect from Completion the Executive shall be appointed as Chief Executive Officer, notwithstanding the date or dates of this Agreement.

2.2	Work Permits and warranty

(a)	The Executive warrants to the Company that by virtue of entering into this Agreement he will not be in breach of any express or implied obligation to any third party, including any restrictive covenants.

(b)	The Executive warrants that he is legally entitled to work in the United Kingdom and will throughout the Employment continue to hold a valid United Kingdom work permit if appropriate. The Executive warrants that he will notify the Company in advance of any possible change to his immigration status, as soon as he becomes aware of any circumstances that might give rise to such change. Should the Company discover that the Executive does not have permission to live and work in the United Kingdom or if any such permission is revoked, the Company reserves the right to terminate the Employment immediately and without notice or pay in lieu of notice and without referring to the warning stages of the Company’s disciplinary procedure.

3.	DURATION OF THE EMPLOYMENT

3.1	Continuous Employment

No employment with any previous employer shall count as part of the Executive’s continuous period of employment.

3.2	Duration

Subject to the provisions of Clauses 3 and 18.1 the Employment shall continue unless and until terminated at any time by:

(a)	the Company, which must give to the Executive not less than four weeks’ prior written notice of termination of the Employment; or

(b)	the Executive, who must give to the Company not less than one month’s prior written notice of termination of the Employment.

3.3	Payment in lieu of notice

(a)	The Company shall be entitled, at its sole discretion, to terminate the Employment immediately at any time by giving the Executive notice in writing. In these circumstances, , the Company will subsequently make a payment to the Executive in lieu of notice, calculated in accordance with the provisions of this Clause 3.3 (the payment being referred to as a “Notice Payment”).

(b)	The Notice Payment will be paid less all deductions that are required or permitted by law to be made including in respect of income tax, national insurance contributions and any sums due to the Company or any Group Company.

(c)	The Notice Payment will consist of a sum equivalent to the Basic Salary which the Executive would have received in respect of any notice period outstanding on the Termination Date.

3.4	Termination Payment

(a)	Subject to the remainder of this Clause 3.4, if the Executive’ s employment is terminated by him for any reason, or by the Company other than lawfully pursuant to Clauses 18.1(a), (d), (e), or (h) at anytime prior to the Two Year Anniversary:

(i)	the Company will reimburse the Executive the reasonable costs of obtaining health insurance to cover the Executive, his spouse and his children up to the age of 18, of an amount up to £5,000 per year (pro-rated in respect of periods of less than a year) during the period between the Termination Date and the Two year Anniversary, subject to the presentation of receipts or other appropriate evidence as the Board may require; and

(ii)	the Company shall, subject to appropriate deductions for income tax and national insurance contributions, pay to the Executive an amount equal to two years’ Basic Salary (being his Basic Salary, excluding any bonus pursuant to Clause 6.3, as at the date of this Agreement) less:

(A)	the gross amount of all Basic Salary the Executive received during the Employment;

(B)	any Notice Payment; and

(C)	any payment made to the Executive at any time, under the Management Incentive Plan,

(the “Termination Payment”).

(b)	The Termination Payment will only be paid if the Executive has not been subject to a disciplinary or performance management process throughout the Employment, and has not materially breached this Agreement where such breach would constitute grounds for termination under clause 18. In the event that after the Termination Payment has been paid, the Company becomes aware that the Executive has committed any material act or omission which would have entitled the Company to lawfully terminate the Employment without notice in accordance with Clauses 18.1(a), (d), (e), or (h), the net amount of the Termination Payment received by the Executive shall be repaid by him to the Company immediately and shall be recoverable by the Company as a debt.

(c)	The Termination Payment is in full and final settlement of all and any rights and claims that the Executive may have against the Group or arising out of the termination of his employment (including both contractual and statutory employment claims). The Executive agrees to waive, release and discharge any and all such rights and claims and acknowledges that it is a condition of the payment of the Termination Payment that he will execute a settlement agreement (and any other documents reasonably required by the Company) in a form reasonably acceptable to the Company in order to give effect to the release and waiver in this Clause 3.4(c) (a “Settlement Agreement”).

(d)	If the Executive’s employment is terminated by him for any reason, the Company may, at its sole discretion, pay the Termination Payment in equal monthly instalments over the period between the Termination Date and the Two Year Anniversary (the “Instalment Period”), the first instalment payable at the end of the month in which the Termination Date occurs.

(e)	If the Executive’s employment is terminated by him for any reason and the Executive commences alternative employment during the Instalment Period, then he will immediately advise the Company of that fact and the Executive will cease to be entitled to continue to participate in the Company’s benefits program from the date of commencement of the alternative employment.

4.	HOURS AND PLACE OF WORK

4.1	Hours of work

The Executive agrees that he shall work normal business hours together with such additional hours as are necessary for the proper performance of his duties.

4.2	Working Time Regulations

The Executive has autonomous decision making powers. The duration of his working time is not measured or predetermined.

4.3	Place of work

(a)	The Executive’s place of work will initially be at the Company’s offices at Repton House, Bretby Business Park, Ashby Road, Burton Upon Trent, Staffordshire, England, DE 15 OYZ but the Company may require the Executive to work at any place within the United Kingdom on either a temporary or an indefinite basis. The Executive will be given reasonable notice of any change in his permanent place of work.

(b)	The Executive may be required to be absent from the United Kingdom for a period exceeding 1 month at any one time, however there are currently no particulars in this regard.

5.	SCOPE OF THE EMPLOYMENT

5.1	Duties of the Executive

During the Employment the Executive shall:

(a)	undertake and carry out to the best of his ability such duties and exercise such powers in relation to the Company or Group’s business as may from time to time be assigned to or vested in him by the Board including where those duties require the Executive to work for any Group Company (it being acknowledged that the Board will only assign such duties to the Executive as are appropriate to the Executive’s position);

(b)	in the discharge of those duties and the exercise of those powers observe and comply with all lawful resolutions, regulations and directions from time to time made by, or under the authority of, the Board and promptly upon request, give a full account to the Board or a person duly authorised by the Board of all matters with which he is involved. He will provide the information in writing if requested;

(c)	comply with the Articles of Association (as amended from time to time) of the Company and any Group Company;

(d)	do, or refrain from doing, such things as are necessary or expedient to ensure compliance by himself and the Company and any Group Company with applicable law and regulations of regulatory authorities relevant to the Company and any Group Company, and any codes of practice issued by the Company and any Group Company (as amended from time to time);

(e)	act in accordance with all statutory, fiduciary and common law duties that he owes to the Company and any Group Company;

(f)	refrain from doing anything which would cause him to be disqualified from acting as a director;

(g)	unless prevented by ill-health, holidays or other unavoidable cause, devote the whole of his working time, attention and skill to the discharge of his duties hereunder;

(h)	faithfully and diligently perform his duties and at all times use his best endeavours to promote and protect the interests of the Company and the Group; and

(i)	promptly disclose to the Board full details of any wrongdoing by the Executive or any other employee of any Group Company where that wrongdoing is material to that employee’s employment by the relevant company or to the interests or reputation of any Group Company.

5.2	Directorships and Directors & Officers insurance

(a)	The Executive will be required to act as a director of the Company and other Group Companies (either executive or non-executive) as the Board requires from time to time. The Company reserves the right on giving written notice to the Executive to terminate any office or directorship held by the Executive immediately at any time.

(b)	The Company shall for the duration of the Executive’s appointment as a director and for six years after the termination of any such appointment maintain directors’ and officers’ insurance for the benefit of the Executive, on the same terms as for other directors, in respect of those liabilities which he may incur as a director or officer of the Company or any Group Company and for which such insurance is normally available.

5.3	Right to suspend duties and powers

(a)	During any notice period or for the purpose of investigating any serious disciplinary matter in which the Executive is materially implicated or involved, the Company reserves the right in its absolute discretion to suspend all or any of the Executive’s duties and powers on terms it considers expedient or to require him to perform only such duties, specific projects or tasks as are assigned to him expressly by the Company (including the duties of another position) in any case for such period or periods and at such place or places (including, without limitation, the Executive’s home) as the Company in its absolute discretion deems necessary (the “Garden Leave”). During any period of Garden Leave the terms and conditions set out in this Agreement shall continue to apply to the Executive.

(b)	The Company may, at its sole discretion, require that during the Garden Leave the Executive shall not:

(i)	enter or attend the premises of the Company or any Group Company;

(ii)	contact or have any communication with any client or prospective client or supplier of the Company or any Group Company in relation to the business of the Company or any Group Company;

(iii)	contact or have any communication with any employee, officer, director, agent or consultant of the Company or any Group Company in relation to the business of the Company or any Group Company;

(iv)	remain or become involved in any aspect of the business of the Company or any Group Company except as required by such companies; or

(v)	work either on his own account or on behalf of any other person.

(c)	During any period of Garden Leave after notice of termination of employment has been served, the Executive will continue to receive his Basic Salary and benefits but will not accrue any bonus (including under the Management Incentive Plan) or share of profit and no Share Incentive will continue to vest during a period of Garden Leave. During any other period of Garden Leave the Executive will continue to receive and accrue all payments, benefits and incentives (unless otherwise provided for pursuant to the terms of the Management Incentive Plan) as if he was actively employed.

(d)	For the avoidance of doubt, the Company may exercise its powers under this Clause 5.3 at any time during the Employment including after notice of termination has been given by either party.

5.4	Joint appointments

Prior to Completion only, the Company shall be at liberty to appoint any other person or persons to act jointly with the Executive in any position to which he may be assigned from time to time.

5.5	Intra-Group transfer or secondment

The Company may at its sole discretion transfer this Agreement or second the Executive to any Group Company at any time, in relation to which events the Executive shall be entitled to terms and conditions which are no less favourable than those which apply to him immediately prior to the transfer or secondment.

6.	REMUNERATION

6.1	Basic Salary

(a)	During the Employment the Company shall pay the Executive a Basic Salary of not less than £425,000 per annum, pro-rata for part years worked. The Basic Salary shall accrue from day to day and be payable by credit transfer in equal monthly instalments part in arrears and part in advance on or around the middle day of each calendar month or otherwise as arranged from time to time.

(b)	The Basic Salary shall be inclusive of all director’s fees (if any) to which the Executive may become entitled including all remuneration and director’s fees in respect of services rendered by the Executive to any Group Company.

6.2	Salary review

The Basic Salary shall be reviewed annually, with the first review to take place on or around 1 April 2021. The Company shall increase the Basic Salary at any review if, in the reasonable opinion of the Board, the Company’s financial position has materially improved during the Employment and the Executive has performed substantially well in his role.

6.3	Discretionary bonuses

(a)	Subject to clause 6.3(b), the Company may, at its sole discretion, pay the Executive a cash bonus in respect of each financial year of the Company (the “Bonus”). The maximum Bonus that the Executive can earn is a sum equal to 50% of his Basic Salary actually received (gross) for that financial year. The terms and amount of this bonus will be approved from time to time and notified to the Executive by the Board (or any sub-committee thereof) in its sole discretion, acting reasonably and in good faith. The Bonus will be assessed by the Board in the first quarter of the calendar year and, if payable, shall be paid no later than the April payroll date.

(b)	In relation to the part-financial year from the Commencement Date to 31 December 2020 only, the Company shall no later than the April 2021 payroll date pay to the Executive a minimum Bonus equal to 25% of his Basic Salary actually received (gross) in respect of that period (the “Minimum Bonus”). Any Bonus in addition to this shall be assessed in accordance with Clause 6.3(a). The Minimum Bonus shall be paid to the Executive in all circumstances unless, prior to the April 2021 payroll date, the Executive has given notice to terminate his Employment or the Company has terminated the Employment pursuant to Clause 18.

(c)	Subject to Clause 6.3(b), the Bonus will only be paid if the Executive is in Employment (and has not received or served notice of termination of employment at the date the Bonus is due for payment.) Upon the termination of the Executive’s employment or (if earlier) upon either party giving notice under Clause 3 or the Company exercising its rights under Clause 18, the Executive will have no rights as a result of this Agreement or any alleged breach of it to any compensation under or in respect of any Bonus. For the avoidance of doubt, the Bonus will not accrue, nor will the Executive have any legitimate expectation as to the size or form of the Bonus, until the Company pays it to him. There are no circumstances whether in reliance on express or implied terms or otherwise where the Executive can require pay out of a particular sum or payment in a particular form or claim compensation for loss of such a Bonus.

6.4	Management Incentive Plan

The Executive shall be eligible to participate in the Company’s Management Incentive Plan on the same terms as similarly situated employees, subject always to the rules of the plan.

7.	EXPENSES

7.1	Out-of-pocket expenses

The Company shall reimburse to the Executive (against receipts or other appropriate evidence as the Board may require) the amount of all out-of-pocket expenses reasonably and properly incurred by him in the proper discharge of his duties (including fuel for business travel) hereunder to the extent that such expenses are incurred in accordance with the Company’s business expenses policy from time to time.

7.2	Company credit/charge cards

In the event that the Company issues a Company sponsored credit or charge card to the Executive he shall use such card only for expenses reimbursable under Clause 7.1 and shall return it to the Company when so requested and in any event immediately on termination of the Employment howsoever arising.

8.	DEDUCTIONS

The Executive agrees that the Company may deduct from any sums due to him under this Agreement any sums due by him to the Company including, without limitation, any debits to his Company credit or charge card not authorised by the Company, the Executive’s pension contributions (if any), any overpayments, loans or advances made to him by the Company, the cost of repairing any damage or loss to the Company’s property caused by him and any losses suffered by the Company as a result of any negligence or breach of duty by the Executive.

9.	CAR AND ACCOMMODATION REIMBURSEMENT

The Executive will be entitled to be reimbursed up to £2,000 per month (against receipts or other appropriate evidence as the Board may require) in respect of the reasonable costs of obtaining a car and accommodation in the UK for business purposes. The car and accommodation reimbursement will be subject to deduction of tax and National Insurance contributions.

10.	PENSION SCHEME

During the period of the Executive’s service with the Company, the Company will comply at all times with the employer duties under Part 1 of the Pensions Act 2008.

11.	OTHER INSURANCE & BENEFITS

11.1	Health Care Scheme

Without prejudice to the terms of Clauses 3 and 18, the Executive and his spouse and children up to the age of 18 shall be entitled during the Employment, to participate at the Company’s expense in any Health Care Scheme subject to the following terms and conditions:

(a)	the Executive’s and his family’s participation is subject to the Company’s rules regarding eligibility in force from time to time and the rules, terms and conditions of the relevant Health Care Scheme and/or insurance policy in force from time to time;

(b)	the Company reserves the right to terminate the Executive’s or his family’s or the Company’s participation in any of the Health Care Scheme(s), substitute a new scheme(s) for an existing scheme(s) and/or alter the level or type of benefits available under any scheme(s);

(c)	if a scheme provider (e.g. an insurance company or pensions provider) refuses for any reason (whether under its own interpretation of the rules, terms and conditions of the relevant insurance policy or otherwise) to accept a claim and/or provide the relevant benefit(s) to the Executive (or his family) under the applicable Health Care Scheme, the Company shall not be liable to provide (or compensate the Executive for the loss of) such benefit(s) nor shall it be obliged to take action against the provider to enforce any rights under the Health Care Scheme;

(d)	the fact that the termination of the Employment may result in the Executive or his family ceasing to be eligible to receive or continue to receive benefits under any Health Care Scheme does not remove the Company’s right to terminate the Employment; and

(e)	the Executive’s acceptance of such variations to his terms and conditions of employment as may from time to time be required by the Company.

11.2	Reimbursement for non-participation in Health Care Scheme

The Executive may provide the Company with written notice before his appointment as CEO that he will not participate in the Company’s Health Care Scheme as provided for in Clause 11.1. In these circumstances, the Executive shall be entitled to reimbursement of the reasonable costs of obtaining such similar insurances to cover the Executive, his spouse and his children up to the age of 18, of an amount up to £5,000 per year (pro-rated in respect of period of less than a year) subject to the presentation of receipts or other appropriate evidence as the Board may require.

11.3	Medical examinations

At any reasonable time during the Employment the Company may require the Executive to undergo a medical examination by a medical practitioner appointed by the Company and at the Company’s expense and the Executive will consent to such examination and to the results being made available to the Company.

12.	HOLIDAYS

12.1	The holiday year

The Company’s holiday year runs from 1st January to 31st December. Holidays of five or more working days’ duration can only be taken with the prior permission of the Board. The Executive shall be entitled to take holidays of shorter duration on reasonable notice to the Board.

12.2	Annual entitlement

(a)	The Executive’s annual entitlement to paid holidays is to those public or customary holidays recognised by the Company in any holiday year (of which there are eight in total) and in addition, 25 contractual days’ holiday.

(b)	Entitlement to contractual holidays is accrued pro rata throughout the holiday year. The Executive will be entitled to take public and customary holidays on the days that they are recognised by the Company during the holiday year.

(c)	The Executive is not entitled to carry any unused holiday entitlement forward to the next holiday year without the permission of the Company.

12.3	Holiday entitlement on termination

Upon notice of termination of the Employment being served by either party, the Company may require the Executive to take any unused holidays accrued in the holiday year in which the termination takes place at that time during any notice period. Alternatively, the Company may, at its discretion, on termination of the Employment, make a payment in lieu of accrued contractual holiday entitlement. The Executive will be required to make a payment to the Company in respect of any holidays taken in excess of his holiday entitlement accrued at the Termination Date. Any sums so due may be deducted from any money owing to the Executive by the Company.

13.	ABSENCE

13.1	Absence due to sickness or injury

If the Executive is absent from work due to sickness or injury he shall:

(a)	immediately inform the Company of his sickness or injury; and

(b)	In respect of absence due to sickness, injury or accident that continues for more than 7 consecutive days (including weekends) the Executive must provide the Company with a note of fitness to work stating the reason for the absence. Thereafter notes of fitness to work must be provided to the Company to cover the remainder of the period of continuing sickness absence. Failure to follow these requirements may result in disciplinary action and loss of Statutory Sick Pay and/or sick pay pursuant to Clause 13.2.

13.2	Payment of salary during absence

(a)	Subject to the Executive complying with the terms of Clause 13.1, the Company shall continue to pay Basic Salary and other benefits during any period of absence due to sickness or injury for up to a maximum period of 12 weeks in any period of 12 consecutive months (the 12 month period referred to as the “Entitlement Period’’) unless the Employment is terminated in terms of Clauses 3 or 18. The first Entitlement Period will begin on the first day of absence and any subsequent Entitlement Period will start on the first day of any absence occurring outside an enduring Entitlement Period.

(b)	Payment of the Basic Salary in terms of Clause 13.2(a) shall be made less:

(i)	an amount equivalent to any Statutory Sick Pay payable to the Executive;

(ii)	any sums which may be received by the Executive under any insurance policy effected by the Company; and

(iii)	any other benefits or sums which the Executive receives in terms of the Employment or under any relevant legislation.

(c)	Once payment of Basic Salary under Clause 13.2(a) ceases, then the Executive shall have no right to any benefit or emolument from the Company except any remaining entitlement to Statutory Sick Pay.

13.3	Absence caused by third party negligence

If the Executive’s absence is caused by the negligence of a third party in respect of which damages are recoverable, then all sums paid by the Company during the period of absence in terms of Clause 13.2 shall constitute loans to the Executive who shall:

(a)	immediately notify the Company of all the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded; and

(b)	if the Company so requires, refund to it an amount determined by the Company, not exceeding the lesser of:

(i)	the amount of damages recovered by him in respect of loss of earnings during the period of absence under any compromise, settlement or judgment; and

(ii)	the sums advanced to him by the Company in respect of the period of incapacity.

14.	OTHER INTERESTS

14.1	Disclosure of other interests

The Executive shall disclose to the Board any interest of his own (or that of his partner or of any child of his or of his partner under eighteen years of age):

(a)	in any trade, business or occupation whatsoever which is in any way similar to any of those in which the Company or any Group Company is involved; and

(b)	in any trade, business or occupation carried on by any supplier or customer of the Company or any Group Company whether or not such trade, business or occupation is conducted for profit or gain.

14.2	Restrictions on other activities and interests of the Executive

(a)	During the Employment the Executive shall not at any time, without the prior written consent of the Board, either alone or jointly with any other person, carry on or be directly or indirectly employed, engaged, concerned or interested in any business, prospective business or undertaking other than a Group Company. Nothing contained in this Clause shall preclude the Executive from being a Minority Holder unless the holding is in a company that is a direct business competitor of the Company or any Group Company in which case, the Executive shall obtain the prior consent of the Board to the acquisition or variation of such holding.

(b)	If the Executive, with the consent of the Board, accepts any other appointment he must keep the Company accurately informed of the amount of time he spends working under that appointment.

15.	ANTI-BRIBERY AND CORRUPTION POLICY AND PROCEDURES

15.1	Prohibition of Corruption

The Company prohibits Corruption and will not tolerate any involvement or attempted involvement in Corruption by the Company or any Executive, employees, agents, associates or any parties in any way associated with the business of the Company or the Group. This prohibition extends to all of the Group’s business dealings and transactions in all countries in which it, its subsidiaries, its agents and its associates operate.

15.2	Compliance with the Anti-Bribery and Corruption Policy

The Executive must comply with any Anti-Bribery and Corruption Policy that the Company has in place from time to time and must report any instances of Corruption (including those attempted and/or resisted) and/or corrupt activity involving the Company or any Group Company or any of its officers, employees, agents or associates which he becomes aware of irrespective of the identity or position of those alleged to be involved.

15.3	Corruption events

During the Employment the Executive shall not:

(a)	become involved in bribery whether by offering, promising, giving, agreeing to, soliciting, demanding, requesting, receiving, or accepting bribes, or behaving corruptly in expectation of a bribe or an advantage;

(b)	offer any hospitality, gift or gratuity to customers, suppliers or any other person connected with the business of the Company or the Group with the intention of gaining a business advantage. Any gifts or invitations to hospitality events that the Executive wishes to issue which are expected to exceed the value of £100 must be agreed in advance with the Board;

(c)	receive or obtain directly or indirectly any discount, rebate, commission, or gratuity over the value of £100 or any hospitality or other form of gift known to have a value of over £100 (any of these referred to as a “Gratuity”) as a result of the Employment or any sale or purchase of goods or services effected or other business transacted (whether or not by him) by or on behalf of the Company or any Group Company and if he (or any person in which he is interested) obtains any Gratuity he must first seek permission from the Board and may be required to account to the Company for the amount received by him (or a due proportion of the amount received by the person having regard to the extent of his interest therein).

16.	CONFIDENTIALITY AND COMPANY DOCUMENTS

16.1	Restrictions on disclosure and use of Confidential Information

The Executive must not either during the Employment (except in the proper performance of his duties) or at any time (without limit) after the Termination Date:

(a)	divulge or communicate to any person;

(b)	use for his own purposes or for any purposes other than those of the Company or any Group Company; or

(c)	through any failure to exercise due care and diligence, cause any unauthorised disclosure of;

any Confidential Information. The Executive must at all times use his best endeavours to prevent publication or disclosure of any Confidential Information. These restrictions shall cease to apply to any information which is or shall become available to the public generally otherwise than through the default of the Executive.

16.2	Protection of Company documents and materials

The Company shall provide the Executive with a suitable laptop, mobile phone and credit card to assist in the performance of his duties. These items and all notes, records, lists of customers, suppliers and employees, correspondence, computer and other discs or tapes, data listings, codes, keys and passwords, designs, drawings and other documents or material whatsoever (whether made or created by the Executive or otherwise and in whatever medium or format) relating to the business of the Company or any Group Company or any of its or their clients (and any copies of the same):

(a)	shall be and remain the property of the Company or the relevant Group Company or client; and

(b)	shall be handed over by the Executive to the Company or the relevant Group Company or client on demand by the Company and in any event on the termination of the Employment.

17.	INVENTIONS AND OTHER WORKS

17.1	Executive to further interests of the Company

The Company and the Executive agree that the Executive may make or create Works in the course of and/or during the Employment and agree that in this respect the Executive is obliged to further the interests of the Company and any Group Company.

17.2	Disclosure and ownership of Works

The Executive must immediately disclose to the Company all Works and all Intellectual Property Rights. Both the Works and all Intellectual Property Rights will (subject to sections 39 to 43 Patents Act 1977) belong to and be the absolute property of the Company or any other person the Company may nominate.

17.3	Protection, registration and vesting of Works

The Executive shall immediately on request by the Company (whether during or after the Employment) and at the expense of the Company:

(a)	apply or join with the Company or any Group Company in applying for any Intellectual Property Rights or other protection or registration (“Protection”) in the United Kingdom and in any other part of the world for, or in relation to, any Works;

(b)	execute all instruments and do all things necessary for vesting all Intellectual Property Rights or Protection when obtained and all right, title and interest to and in the same absolutely and as sole beneficial owner in the Company or such Group Company or other person as the Company may nominate; and

(c)	sign and execute any documents and do any acts reasonably required by the Company in connection with any proceedings in respect of any applications and any publication or application for revocation of any Intellectual Property Rights or Protection.

17.4	Waiver of rights by the Executive

The Executive hereby irrevocably and unconditionally waives all rights under Chapter IV Copyright, Designs and Patents Act 1988 and any other moral rights which he may have in the Works, in whatever part of the world such rights may be enforceable including:

(a)	the right conferred by section 77 of that Act to be identified as the author of any such Works; and

(b)	the right conferred by section 80 of that Act not to have any such Works subjected to derogatory treatment.

17.5	Power of Attorney

The Executive hereby irrevocably appoints the Company to be his attorney and in his name and on his behalf to execute any such act and to sign all deeds and documents and generally to use his name for the purpose of giving to the Company the full benefit of this Clause. The Executive agrees that, with respect to any third parties, a certificate signed by any duly authorised officer of the Company that any act or deed or document falls within the authority hereby conferred shall be conclusive evidence that this is the case.

17.6	Statutory rights

Nothing in this Clause 17 shall be construed as restricting the rights of the Executive or the Company under sections 39 to 43 Patents Act 1977.

18.	TERMINATION

18.1	Termination events

Notwithstanding the provisions of Clauses 3 and 11, the Company shall be entitled, but not bound, to terminate the Employment with immediate effect by giving to the Executive notice in writing at any time after the occurrence of any one or more of the following events:

(a)	if the Executive is guilty of any gross misconduct or behaviour which tends to bring himself or the Company or any Group Company into disrepute; or

(b)	if the Executive commits any material or persistent breach of this Agreement (in the case of a non-material persistent breach, having been given notice in writing of the breach and a reasonable opportunity to rectify the breach if it is capable of being rectified) or fails to comply with any reasonable and lawful order or direction of the Board; or

(c)	if he becomes insolvent or bankrupt or compounds with or grants a trust deed for the benefit of his creditors; or

(d)	if his behaviour (whether or not in breach of this Agreement) can reasonably be regarded as materially prejudicial to the interests of the Company or any Group Company, including if he is found guilty of any criminal offence punishable by imprisonment (whether or not such sentence is actually imposed); or

(e)	if he has an order made against him disqualifying him from acting as a company director; or

(f)	if he becomes of unsound mind; or

(g)	if the Executive is removed from membership of any industry regulating body; or

(h)	if the Executive is found guilty of any offence of bribery under the Bribery Act 2010, or other bribery legislation in any other jurisdiction, breach of Clause 15 of this Agreement or the Company’s Anti-Bribery and Corruption Policy; or

(i)	if the Executive commits any material breach or persistent but non-material breach of the Articles of Association of the Company or any Group Company (in the case of a persistent but non-material breach, having been given notice in writing of the breach and a reasonable opportunity to rectify the breach).

18.2	Company’s right to proceed

While the Company will endeavour to deal fairly with allegations against the Executive, it reserves the right to proceed under Clause 18.1 without prior notice and without holding a hearing or inviting any representations from the Executive.

18.3	Termination on resignation as director

If the Executive resigns as a director of the Company or any Group Company (otherwise than at the request of the Company), he shall be deemed to have terminated the Employment with effect from the date of his resignation and the Employment shall terminate at that time, unless the Company agrees with the Executive that the Employment should continue, in which case the Employment may be subject to any terms and conditions stipulated by the Company in its absolute discretion.

18.4	No damages or payment in lieu of notice

In the event of the Employment being terminated pursuant to Clause 18.1(a), (d), (e) or (h), the Executive shall not be entitled to receive the Termination Payment, any payment in lieu of notice nor make any claim against the Company or any Group Company for damages for loss of office or termination of the Employment. Regardless of this, the termination shall be without prejudice to the continuing obligations of the Executive under this Agreement.

19.	EVENTS UPON TERMINATION

19.1	Obligations upon termination

Immediately upon the termination of the Employment howsoever arising or immediately at the request of the Board at any time after either the Company or the Executive has served notice of termination of the Employment, the Executive shall:

(a)	deliver to the Company all Works, materials within the scope of Clause 16.2 and all other materials and property including credit or charge cards, mobile telephone, computer equipment, disks and software, passwords, encryption keys or the like, keys, security pass, letters, stationery, documents, files, films, records, reports, plans and papers (in whatever format including electronic) and all copies thereof used in or relating to the business of the Company or the Group which are in the possession of or under the control of the Executive;

(b)	resign (without claim for compensation) as a director and from all other offices held by him in the Company or any Group Company or otherwise by virtue of the Employment. For the avoidance of doubt, such resignations shall be without prejudice to any claims the Executive may have against the Company or any Group Company arising out of the termination of the Employment; and

(c)	transfer without payment, to the Company, or as the Company may direct, any shares or other securities held by the Executive as nominee or trustee for the Company or any Group Company;

and should the Executive fail to do so the Company is hereby irrevocably authorised to appoint some person to sign any documents and/or do all things in his name and on his behalf necessary to give effect thereto.

19.2	Loss of Share Incentives

On the termination of the Employment (howsoever arising, including lawfully or unlawfully), the Executive shall not be entitled to any compensation or payment for the loss of the Share Incentives or any benefit which could have been derived from them, whether the compensation or payment is claimed by way of a payment in lieu of notice, damages for wrongful dismissal, breach of contract or loss of office, or compensation for unfair dismissal, or on any other basis.

20.	RESTRICTIONS AFTER TERMINATION

20.1	Definitions

Since the Executive is likely to obtain Confidential Information in the course of the Employment and personal knowledge of and influence over suppliers, customers, clients and employees of the Company and Group Companies, the Executive hereby agrees with the Company that in addition to the other terms of this Agreement and without prejudice to the other restrictions imposed upon him by law, he will be bound by the covenants and undertakings contained in Clauses 20.2 to 20.7. In this Clause 20, unless the context otherwise requires:

“Customer”	means any person to which the Company distributed, sold or supplied Restricted Products or Restricted Services during the Relevant Period and with which, during that period either the Executive, or any employee under the direct or indirect supervision of the Executive, had material dealings in the course of the Employment, but always excluding therefrom, any division, branch or office of such person with which the Executive and/or any such employee had no dealings during that period;

“Prospective Customer”	means any person with which the Company had discussions during the Relevant Period regarding the possible distribution, sale or supply of Restricted Products or Restricted Services and with which during such period the Executive, or any employee who was under the direct or indirect supervision of the Executive, had material dealings in the course of the Employment, but always excluding therefrom any division, branch or office of that person with which the Executive and/or any such employee had no dealings during that period;

“Non-Compete Restricted Period”	means, subject to the terms of Clause 20.4: (i) if the Termination Date is after the Two Year Anniversary, the period commencing on the Termination Date and continuing for three months; or (ii) if the Termination Date is on or before the Two Year Anniversary, the period commencing on the Termination Date and ending on the Two Year Anniversary unless: (A) that period is less than three months, in which case the Non-Compete Restricted Period shall be three months; or (B) that period is greater than 12 months, in which case the Non-Compete Restricted Period shall be 12 months;

“Relevant Period”	means: (i) where the Employment is continuing, the period of the Employment; and (ii) where the Employment has terminated, the period of twelve months immediately preceding the Termination Date;

“Restricted Area”	means:

(a) England, Scotland, Wales; and

(b) any other country in the world where, on the Termination Date, the Company dealt in Restricted Products or Restricted Services;

“Restricted Employee”	means any person who was a director, employee or consultant of the Company at any time within the Relevant Period who by reason of that position and in particular his seniority and expertise or knowledge of Confidential Information or knowledge of or influence over the clients, customers or contacts of the Company is likely to cause damage to the Company if he were to leave the employment of the Company and become employed by a competitor of the Company;

“Restricted Period”	means the period commencing on the Termination Date and, subject to the terms of Clause 20.4, continuing for 12 months;

“Restricted Products”	means any products, equipment or machinery researched into, developed, manufactured, supplied, marketed, distributed or sold by the Company and with which the duties of the Executive were materially concerned or for which he was responsible during the Relevant Period, or any products, equipment or machinery of the same type or materially similar to those products, equipment or machinery;

“Restricted Services”	means any services (including but not limited to technical and product support, technical advice and customer services) researched into, developed or supplied by the Company and with which the duties of the Executive were materially concerned or for which he was responsible during the Relevant Period, or any services of the same type or materially similar to those services;

“Supplier”	means any supplier, agent, distributor or other person who, during the Relevant Period was in the habit of dealing with the Company and with which, during that period, the Executive, or any employee under the direct or indirect supervision of the Executive, had material dealings in the course of the Employment.

20.2	Restrictive covenants

In relation to clause 20.2(c) only, both during the Employment and during the Non-Compete Restricted Period, and in relation to all other sub-clauses below both during the Employment and during the Restricted Period, the Executive will not, without the prior written consent of the Company, whether by himself, through his employees or agents and whether on his own behalf or on behalf of any person, directly or indirectly:

(a)	so as to compete with the Company, solicit business from or canvas any Customer or Prospective Customer in respect of Restricted Products or Restricted Services;

(b)	so as to compete with the Company, accept orders from, act for or have any business dealings with, any Customer or Prospective Customer in respect of Restricted Products or Restricted Services;

(c)	within the Restricted Area, be employed or engaged in or provide Confidential Information to that part of a business or person which is involved in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Products or Restricted Services, if the business or person is or seeks to be in competition with the Company. For the purposes of this subclause, acts done by the Executive outside the Restricted Area shall nonetheless be deemed to be done within the Restricted Area where their primary purpose is to distribute, sell, supply or otherwise deal with Restricted Products or Restricted Services in the Restricted Area;

(d)	solicit or induce or endeavour to solicit or induce any person who was a Restricted Employee (and with whom the Executive had dealings during the Relevant Period) to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract;

(e)	employ or otherwise engage any Restricted Employee in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Products or Restricted Services if that business is, or seeks to be, in competition with the Company; or

(f)	solicit or induce or endeavour to solicit or induce any Supplier to cease to deal with the Company and shall not interfere in any way with any relationship between a Supplier and the Company.

20.3	Application of restrictive covenants to other Group Companies

Clause 20.2 shall also apply as though references to the “Company’’ in Clauses 20.1 and 20.2 include references to each Group Company in relation to which the Executive has in the course of the Employment or by reason of rendering services to or holding office in such Group Company:

(a)	acquired knowledge of its products, services, trade secrets or Confidential Information; or

(b)	had personal dealings with its Customers or Prospective Customers; or

(c)	supervised directly or indirectly employees having personal dealings with its Customers or Prospective Customers;

but so that references to the “Company” shall for this purpose be deemed to be references to the relevant Group Company. The obligations undertaken by the Executive pursuant to this Clause 20.3 shall, with respect to each Group Company, constitute a separate and distinct covenant in favour of and for the benefit of each Group Company and which shall be enforceable either by the particular Group Company or by the Company on behalf of the Group Company and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Company.

20.4	Effect of suspension on Restricted Period and Non-Compete Restricted Period

If the Company exercises its right to suspend the Executive’s duties and powers under Clause 5.3 after notice of termination of the Employment has been given, the aggregate of the period of the suspension and the Restricted Period and/or the Non-Compete Restricted Period shall not exceed 12 months (or three months, or such longer period as the Non-Compete Restricted Period may be as calculated in accordance with its definition above) and if the aggregate of the two periods would exceed 12 months (or three months, or such longer period as the Non- Compete Restricted Period may be as calculated in accordance with its definition above) the Restricted Period and/or the Non-Compete Restricted Period shall be reduced accordingly.

20.5	Further undertakings

The Executive hereby undertakes to the Company that he will not at any time:

(a)	during the Employment or after the Termination Date engage in any trade or business or be associated with any person engaged in any trade or business using any trading names used by the Company or any Group Company;

(b)	after the Termination Date make any public statement in relation to the Company or any Group Company or any of their officers or employees, except that he may confirm that he was employed by the Company and discuss his role, subject always to Clause 20.6 below; or

(c)	after the Termination Date represent or otherwise indicate any association or connection with the Company or any Group Company or for the purpose of carrying on or retaining any business represent or otherwise indicate any past association with the Company or any Group Company.

20.6	Protection of Company reputation

The Executive undertakes that, he will not at any time during the Employment and at any time (without limit) after the Termination Date make or publish or cause to be made or published to anyone in any circumstances any disparaging remarks concerning the Company or any Group Company or any of its or their respective shareholders, officers, employees or agents.

20.7	Employment Offer

In the event that the Executive accepts an offer of employment or request to provide services either during the Employment or during the terms of the Restricted Period or Non-Compete Restricted Period, the Executive shall:

(a)	provide immediately to such person, company or other entity making such an offer or request a full and accurate copy of the Restrictive Covenants set out at Clause 20 of this Agreement; and

(b)	if, it is during the Employment, notify the Company within 3 working days of accepting such offer and the identity of the person, company or other entity making the offer.

20.8	Severance

The restrictions in this Clause 20 (on which the Executive has had the opportunity to take independent advice, as the Executive hereby acknowledges) are separate and severable restrictions and are considered by the parties to be reasonable in all the circumstances. It is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or a Group Company but would be adjudged reasonable if some part of it were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.

21.	RECONSTRUCTION AND AMALGAMATIONS

If the Company undergoes any process of reconstruction or amalgamation (whether or not involving the liquidation of the Company) and the Executive is offered employment by the successor or proposed successor to the Company or any Group Companies on terms not materially less favourable overall to those under this Agreement whether as to duties, responsibilities, remuneration or otherwise and the Executive does not accept the offer within one month of it being made, then the Executive shall have no claim against the Company or the successor to the Company in respect of termination of this Agreement and the Employment.

22.	DISCIPLINARY AND GRIEVANCE PROCEDURE

22.1	Disciplinary procedures

Any disciplinary action taken in connection with the Employment will usually be taken in accordance with the Company’s normal disciplinary procedures (which are workplace rules and not contractually binding) a copy of which is available from the Board.

22.2	Grievance procedure

If the Executive wishes to obtain redress of any grievance relating to the Employment or is dissatisfied with any reprimand, suspension or other disciplinary step taken by the Company, he shall apply in writing to the Chairman of the Board, setting out the nature and details of any such grievance or dissatisfaction.

23.	GENERAL

23.1	Provisions which survive termination

Any provision of this Agreement which is expressed or intended to have effect on, or to continue in force after, the termination of this Agreement shall have such effect, or, as the case may be, continue in force, after such termination.

23.2	No collective agreements

There are no collective agreements that directly affect the terms and conditions of the Employment.

23.3	Compliance with the code on Corporate Governance

The Executive shall comply, to the extent that the Board considers appropriate for a company the size of the Company, with the provisions of “The UK Corporate Governance Code” a corporate governance code issued by the Financial Reporting Council (as the same is amended from time to time).

24.	DATA PROTECTION AND PRIVACY

24.1	Data Protection

The Company will hold, collect and otherwise process certain personal data as set out in the Company’s privacy notice, which is on the intranet. All personal data will be treated in accordance with applicable data protection laws and regulations.

25.	AMENDMENTS, WAIVERS AND REMEDIES

25.1	Amendments

No amendment or variation of this Agreement or any of the documents referred to in it (other than an alteration in the Basic Salary) shall be effective unless it is in writing and signed by or on behalf of each of the parties.

25.2	Waivers and remedies cumulative

(a)	The rights of each party under this Agreement:

(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of its rights under the general law; and

(iii)	may be waived only in writing and specifically.

(b)	Delay in exercising or non-exercise of any right is not a waiver of that right.

(c)	Any right of rescission conferred upon the Company by this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it.

26.	ENTIRE AGREEMENT

(a)	This Agreement and the documents referred to in it constitute the entire agreement and understanding of the parties and supersede and extinguish all previous agreements, promises, assurances, warranties, representations and understandings between the parties, whether written or oral, relating to the subject matter of this Agreement.

(b)	Each party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

(c)	Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

(d)	Nothing in this Clause shall limit or exclude any liability for fraud.

27.	NO OUTSTANDING CLAIMS

The Executive hereby acknowledges that he has no outstanding claims of any kind against the Company or any Group Company (other than in respect of remuneration and expenses due to the date of this Agreement but not yet paid).

28.	SEVERANCE

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provisions of this Agreement; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

29.	NOTICE

29.1	Notices and deemed receipt

Any notice hereunder shall be given by either party to the other either personally to the Executive or the Company Secretary (as appropriate) or sent in the case of the Company, to its registered office for the time being and, in the case of the Executive, to his address last known to the Company. Any such notice shall be in writing and shall be given by letter delivered by hand or sent by first class prepaid recorded delivery or registered post or by facsimile transmission. Any such notice shall be deemed to have been received:

(a)	if delivered personally, at the time of delivery;

(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting;

(c)	in the case of registered airmail, five days from the date of posting;and

(d)	in the case of fax or email, at the time of transmission;

provided that if deemed receipt occurs before 9am on a business day the notice shall be deemed to have been received at 9am on that day and if deemed receipt occurs after 5pm on a business day, or on a day which is not a business day, the notice shall be deemed to have been received at 9am on the next business day. For the purpose of this Clause, “business day’’ means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.

30.	GOVERNING LAW AND JURISDICTION

30.1	Governing law

This Agreement is governed by and to be construed in accordance with English law.

30.2	Jurisdiction

Each party hereby submits to the exclusive jurisdiction of the English courts as regards any claim, dispute or matter arising out of or in connection with this Agreement and its implementation and effect.

IN WITNESS of which this Agreement has been executed and delivered as a deed on the first date written above.

EXECUTED as a Deed	/s/ Ian Molyneux
by
DONCASTERS LIMITED acting by	Director

Witness’s

Signature:	/s/ Janet A Mitchell

Full Name:	Janet A Mitchell

Address:	[***]

[***]

[***]

EXECUTED as a Deed
by MIKE QUINN	/s/ Mike Quinn
in the presence of:

Witness’s

Signature:	/s/ Gillian Power	9/2/2020

Full Name:	Gillian Power

Address:	[***]

[***]

[***]

[***]

[***]

Mike Quinn
Via Email

30 July 2025

Re: Variation to Notice Period under Employment Contract

Dear Mike

We refer to your employment contract dated 10 February 2020. This letter confirms our mutual agreement to vary the notice period clause in your contract from one month to six months.

With effect from July 30, 2025, Clause 3.2 of your contract of employment will be varied as follows:

•	Either party (the Company or the Executive) must give not less than six months’ prior written notice to terminate the employment.

All other terms and conditions of your employment remain unchanged and in full force and effect.

Please sign and return the enclosed copy of this letter to confirm your agreement to this change.

If you have any questions regarding this variation, please don’t hesitate to contact me.

Yours sincerely

/s/ Dirkson Charles

Dirkson Charles
Chairman

I confirm that I accept this variation to my contract.

Name: Mike Quinn

Signed:	/s/ Mike Quinn	Date:	30-Jul-25

1 Park Row, Leeds, LS1 5AB, UK
Tel: (0) 1332 864 900 www.doncasters.com

Doncasters Limited. Registered in England and Wales. Company No: 00321992
Registered Office: 1 Park Row, Leeds, LS1 5AB, UK